EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-123010, 333-112719 and 333-111721) pertaining to the 2003 Stock Incentive Plan and the 2003 Employee Stock Purchase Plan of our reports dated August 31, 2005, with respect to the financial statements of Provide Commerce, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Provide Commerce, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ Ernst & Young LLP

San Diego, California

September 9, 2005